Exhibit 99.1

IFMI REPORTS SECOND QUARTER 2017 FINANCIAL RESULTS

Second Quarter Operating Income of $1.7 million

Second Quarter Income before Income Taxes of $0.6 million

Second Quarter Net Income of $0.6 million, or $0.03 per Diluted Share

Board Declares Dividend of $0.02 per Share

Philadelphia and New York, August 3, 2017 — Institutional Financial Markets, Inc. (NYSE American: IFMI), a financial services firm specializing in fixed income markets, today reported financial results for its second quarter ended June 30, 2017.

•                  Operating income was $1.7 million for the three months ended June 30, 2017, compared to $2.6 million for the three months ended March 31, 2017, and $2.2 million for the three months ended June 30, 2016. Operating income was $4.3 million for the six months ended June 30, 2017, compared to $3.5 million for the six months ended June 30, 2016.

•                  Income before income taxes was $0.6 million for the three months ended June 30, 2017, compared to $1.0 million for the three months ended March 31, 2017, and $1.2 million for the three months ended June 30, 2016. Income before income taxes was $1.6 million for the six months ended June 30, 2017, compared to $1.5 million for the six months ended June 30, 2016.

•                  Net income was $0.6 million, or $0.03 per diluted share, for the three months ended June 30, 2017, compared to $1.0 million, or $0.05 per diluted share, for the three months ended March 31, 2017, and $1.2 million, or $0.07 per diluted share, for the three months ended June 30, 2016. Net income was $1.6 million, or $0.08 per diluted share, for the six months ended June 30, 2017, compared to $1.5 million, or $0.08 per diluted share, for the six months ended June 30, 2016.

•                  Revenue was $11.4 million for the three months ended June 30, 2017, compared to $14.5 million for the three months ended March 31, 2017, and $14.4 million for the three months ended June 30, 2016. Revenue was $25.9 million for the six months ended June 30, 2017, compared to $28.1 million for the six months ended June 30, 2016.

•                  Total operating expenses were $9.6 million for the three months ended June 30, 2017, compared to $11.9 million for the three months ended March 31, 2017, and $12.2 million for the three months ended June 30, 2016. Total operating expenses were $21.6 million for the six months ended June 30, 2017, compared to $24.6 million for the six months ended June 30, 2016.

•                  Compensation as a percentage of revenue was 49% for the three months ended June 30, 2017, compared to 50% for the three months ended March 31, 2017, and 58% for the three months ended June 30, 2016. Compensation as a percentage of revenue was 49% for the six months ended June 30, 2017, compared to 60% for the six months ended June 30, 2016. The number of IFMI employees was 82 as of June 30, 2017, compared to 80 as of March 31, 2017, and 80 as of June 30, 2016.

•                  Non-compensation operating expenses, excluding depreciation and amortization, were $4.0 million for the three months ended June 30, 2017, compared to $4.7 million for the three months ended March 31, 2017, and $3.7 million for the three months ended June 30, 2016. Non-compensation operating expenses, excluding depreciation and amortization, were $8.7 million for the six months ended June 30, 2017, compared to $7.5 million for the six months ended June 30, 2016.

•                  Interest expense was $1.1 million for the quarter ended June 30, 2017, compared to $1.6 million for the quarter ended March 31, 2017, and $1.0 million for the quarter ended June 30, 2016. Interest expense was $2.7 million for the six months ended June 30, 2017, compared to $2.0 million for the six months ended June 30, 2016.

Lester Brafman, Chief Executive Officer of IFMI, said, “We were pleased with IFMI’s results in the second quarter. Despite a weak environment for our domestic capital markets business, we were able to post our sixth consecutive quarter of profitability. We continue to explore various business development opportunities in both our capital markets and asset management segments. We remain committed to enhancing stockholder value, and in the second quarter continued to pay our quarterly dividend.”

Total Equity and Dividend Declaration

•                  At June 30, 2017, total equity was $48.2 million, compared to $46.8 million as of December 31, 2016.

•                  The Company’s Board of Directors has declared a dividend of $0.02 per share. The dividend will be payable on August 31, 2017, to stockholders of record on August 17, 2017.

Conference Call

Management will hold a conference call this morning at 10:00 a.m. Eastern Time to discuss these results. The conference call will also be available via webcast. Interested parties can access the webcast by clicking the webcast link on the Company’s website at www.IFMI.com. Those wishing to listen to the conference call with operator assistance can dial (877) 686-9573 (domestic) or (706) 643-6983 (international), participant pass code 54956674, or request the IFMI earnings call.  A replay of the call will be available for two weeks following the call by dialing (800) 585-8367 (domestic) or (404) 537-3406 (international), participant pass code 54956674.

About IFMI

IFMI is a financial services company specializing in fixed income markets. IFMI was founded in 1999 as an investment firm focused on small-cap banking institutions, but has grown to provide an expanding range of capital markets and asset management services. IFMI’s operating segments are Capital Markets, Asset Management, and Principal Investing. The Capital Markets segment consists of fixed income sales, trading, and matched book repo financing as well as new issue placements in corporate and securitized products, and advisory services, operating primarily through IFMI’s subsidiaries, J.V.B. Financial Group, LLC in the United States and Cohen & Company Financial Limited in Europe. The Asset Management segment manages assets through collateralized debt obligations, managed accounts, and investment funds. As of June 30, 2017, IFMI managed approximately $3.6 billion in fixed income assets in a variety of asset classes including US and European trust preferred securities, subordinated debt, and corporate loans. As of June 30, 2017, almost all of IFMI’s assets under management, or 91.7%, were in collateralized debt obligations that IFMI manages, which were all securitized prior to 2008. The Principal Investing segment has historically been comprised of investments in IFMI sponsored investment vehicles, but has changed to include investments in certain non-sponsored vehicles. For more information, please visit www.IFMI.com.

Forward-looking Statements

This communication contains certain statements, estimates, and forecasts with respect to future performance and events. These statements, estimates, and forecasts are “forward-looking statements.” In some cases, forward-looking statements can be identified by the use of forward-looking terminology such as “may,”  “ might,”  “will,”  “should,” “expect,” “plan,”  “anticipate,”  “believe,”  “estimate,” “predict,” “potential,” “seek,” or “continue” or the negatives thereof or variations thereon or similar terminology. All statements other than statements of historical fact included in this communication are forward-looking statements and are based on various underlying assumptions and expectations and are subject to known and unknown risks, uncertainties, and assumptions, and may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance, or achievements to differ materially from the results, level of activity, performance, or achievements expressed or implied in the forward-looking statements including, but not limited to, those discussed under the heading “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition” in our filings with the Securities and Exchange Commission (“SEC”), which are available at the SEC’s website at www.sec.gov and our website at www.IFMI.com/sec-filings. Such risk factors include the following: (a) a decline in general economic conditions or the global financial markets, (b) losses caused by financial or other problems experienced by third parties, (c) losses due to unidentified or unanticipated risks, (d) a lack of liquidity, i.e., ready access to funds for use in our businesses, (e) the ability to attract and retain personnel, (f) litigation and regulatory issues, (g) competitive pressure, (h) an inability to generate incremental income from acquired businesses, (i) unanticipated market closures due to inclement weather or other disasters, (j) losses (whether realized or unrealized) on our principal investments, including on our CLO investments, (k) the possibility that payments to the Company of subordinated management fees from its European CLO will continue to be deferred or will be discontinued, and (l) the possibility that the stockholder rights plan may fail to preserve the value of the Company’s deferred tax assets, whether as a result of the acquisition by a person of 5% of the Company’s common stock or otherwise. As a result, there can be no assurance that the forward-looking statements included in this communication will prove to be accurate or correct. In light of these risks, uncertainties, and assumptions, the future performance or events described in the forward-looking statements in this communication might not occur. Accordingly, you should not rely upon forward-looking statements as a prediction of actual results and we do not undertake any obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Cautionary Note Regarding Quarterly Financial Results

Due to the nature of our business, our revenue and operating results may fluctuate materially from quarter to quarter.  Accordingly, revenue and net income in any particular quarter may not be indicative of future results. Further, our employee compensation arrangements are in large part incentive-based and, therefore, will fluctuate with revenue. The amount of compensation expense recognized in any one quarter may not be indicative of such expense in future periods.  As a result, we suggest that annual results may be the most meaningful gauge for investors in evaluating our business performance.

INSTITUTIONAL FINANCIAL MARKETS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

(in thousands, except per share data)

	Three Months Ended			Six Months Ended
	6/30/17	3/31/17	6/30/16	6/30/17	6/30/16
Revenues
Net trading	$6,095	$8,075	$11,285	$14,170	$21,487
Asset management	1,731	2,692	1,569	4,423	3,881
New issue and advisory	868	1,112	984	1,980	1,365
Principal transactions	21	469	56	490	182
Other revenue	2,659	2,144	471	4,803	1,185
Total revenues	11,374	14,492	14,365	25,866	28,100
Operating expenses
Compensation and benefits	5,549	7,185	8,388	12,734	16,928
Business development, occupancy, equipment	697	586	651	1,283	1,315
Subscriptions, clearing, and execution	1,667	1,713	1,502	3,380	3,024
Professional services and other operating	1,674	2,354	1,542	4,028	3,205
Depreciation and amortization	61	66	72	127	154
Total operating expenses	9,648	11,904	12,155	21,552	24,626
Operating income (loss)	1,726	2,588	2,210	4,314	3,474
Non-operating income (expense)
Interest expense, net	(1,112)	(1,612)	(992)	(2,724)	(1,982)
Income (loss) before income taxes	614	976	1,218	1,590	1,492
Income tax expense (benefit)	2	5	17	7	27
Net income (loss)	612	971	1,201	1,583	1,465
Less: Net income (loss) attributable to the noncontrolling interest	186	299	371	485	436
Net income (loss) attributable to IFMI	$426	$672	$830	$1,098	$1,029

Earnings per share

Basic
Net income (loss) attributable to IFMI	$426	$672	$830	$1,098	$1,029
Basic shares outstanding	12,167	11,992	11,906	12,080	12,589
Net income (loss) attributable to IFMI per share	$0.04	$0.06	$0.07	$0.09	$0.08
Fully Diluted
Net income (loss) attributable to IFMI	$426	$672	$830	$1,098	$1,029
Net income (loss) attributable to the noncontrolling interest	186	299	371	485	436
Interest and amortization on Convertible $15M, 8% Notes	354	80	—	435	—
Adjustment (1)	—	—	(1)	—	(2)
Enterprise net income (loss)	$966	$1,051	$1,200	$2,018	$1,463
Basic shares outstanding	12,167	11,992	11,906	12,080	12,589
Unrestricted Operating LLC membership units exchangeable into IFMI shares	5,324	5,324	5,324	5,324	5,324
Additional Convertible $15M, 8% Notes	10,345	2,529	—	6,437	—
Additional dilutive shares	78	200	62	138	71
Fully diluted shares outstanding	27,914	20,045	17,292	23,979	17,984
Fully diluted net income (loss) per share	$0.03	$0.05	$0.07	$0.08	$0.08

(1) An adjustment is included because if the non-controlling interest membership units had been converted at the beginning of the period, the Company would have incurred a higher income tax expense or realized a higher income tax benefit, as applicable.

INSTITUTIONAL FINANCIAL MARKETS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30, 2017
	(unaudited)	December 31, 2016
Assets
Cash and cash equivalents	$10,716	$15,216
Receivables from brokers, dealers, and clearing agencies	121,925	81,178
Due from related parties	53	57
Other receivables	5,618	5,225
Investments - trading	134,935	157,178
Other investments, at fair value	5,986	8,303
Receivables under resale agreements	410,309	281,821
Goodwill	7,992	7,992
Other assets	1,875	4,301
Total assets	$699,409	$561,271

Liabilities
Payables to brokers, dealer, and clearing agencies	$50,953	$85,761
Due to related parties	—	50
Accounts payable and other liabilities	10,010	9,618
Accrued compensation	3,121	4,795
Trading securities sold, not yet purchased	118,178	85,183
Securities sold under agreements to repurchase	421,166	295,445
Deferred income taxes	4,105	4,134
Debt	43,647	29,523
Total liabilities	651,180	514,509

Equity
Voting nonconvertible preferred stock	5	5
Common stock	12	12
Additional paid-in capital	69,871	69,415
Accumulated other comprehensive loss	(955)	(1,074)
Accumulated deficit	(28,980)	(29,576)
Total stockholders’ equity	39,953	38,782
Noncontrolling interest	8,276	7,980
Total equity	48,229	46,762
Total liabilities and equity	$699,409	$561,271

Contact:

Investors -	Media -
Institutional Financial Markets, Inc.	Joele Frank, Wilkinson Brimmer Katcher
Joseph W. Pooler, Jr.	James Golden or Andrew Squire
Executive Vice President and	212-355-4449
Chief Financial Officer	jgolden@joelefrank.com or asquire@joelefrank.com
215-701-8952
investorrelations@ifmi.com